Exhibit 99.1

Media Contact:	Investor Contact:
Jay Worley (610) 902-6206	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	barry.strzelec@airgas.com

For release:	Immediately

Airgas Completes Third Quarter Redemption of 6.25% Notes; Repurchases $58 Million

of 7.125% Notes during Second Quarter

RADNOR, PA – October 14, 2009 — Airgas, Inc. (NYSE: ARG) today announced it has completed the previously announced redemption of all its $150 million 6.25% Senior Subordinated Notes that were due July 15, 2014, at a price of 103.125%.

A loss on the early extinguishment of debt of approximately $6 million ($4 million after tax, or $0.05 per diluted share) will be recognized related to the redemption premium and the write-off of unamortized debt issuance costs. The loss will be reflected in the fiscal third quarter ending December 31, 2009.

During the fiscal second quarter, Airgas repurchased $58 million of its $400 million 7.125% Senior Subordinated Notes that are due on October 1, 2018, at an average price of 102.2%. A loss on the early extinguishment of debt of approximately $2 million ($1.3 million after tax, or $0.02 per diluted share) will be recognized related to the redemption premium and the write-off of unamortized debt issuance costs. The loss will be reflected in the fiscal second quarter ended September 30, 2009. Also expected in the second quarter is a charge of approximately $1.7 million ($1.0 million after tax, or $0.01 per diluted share) related to withdrawal from a multi-employer pension plan. These amounts were not included in the Company’s previously issued earnings guidance of $0.64 - $0.69 per diluted share for the second quarter.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: recognizing a loss on the early extinguishment of debt in the fiscal third quarter ending December 31, 2009 of approximately $6 million ($4 million after tax, or $0.04 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs; and recognizing a loss on the early extinguishment of debt in the fiscal second quarter ended September 30, 2009 of approximately $2 million ($1.3 million after tax, or $0.02 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs, as well as a charge of approximately $1.7 million ($1.0 million after tax, or $0.01 per diluted share) related to withdrawal from a multi-employer pension plan. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: fluctuations in market interest rates; an economic downturn; supply cost pressures; increased industry competition; our ability to successfully consummate and integrate acquisitions; adverse changes in customer buying patterns; increases in energy costs and other operating expenses; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its Form 10-K dated March 31, 2009, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.